Exhibit 99.1

DENVER, October 14, 2025– Medicine Man Technologies, Inc., operating as Schwazze (OTC: SHWZ) (Cboe CA: SHWZ) (“Schwazze” or the “Company”), announced it has entered into a Restructuring Support Agreement (“RSA”) with an affiliate of Vireo Growth Inc. (CSE: VREO) (OTCMKTS: VREOF) (“Vireo”), which holds  a majority of the Company’s outstanding 13% senior secured notes due December 7, 2026 (“Senior Secured Notes”), the holders of certain outstanding deferred cash seller notes (the "Star Buds seller notes") and certain other parties. The RSA sets forth a plan to restructure the operations and capital structure of the Company and its subsidiaries through a series of transactions, including, but not limited to, the sale of certain assets representing a majority of the total assets of the Company and its subsidiaries (the "Asset Sale") to a newly-formed entity ("NewCo") to be majority-owned by Vireo, and the liquidation and winding down of the Company's remaining operations. The landmark transactions contemplated by the RSA are expected to result in the continuation of our business as a new, growth-oriented company with less debt, improved liquidity and a streamlined asset portfolio.

Pursuant to the RSA, the collateral agent under the indenture governing the Senior Secured Notes, acting at the direction of Vireo, will submit a credit bid at an auction contemplated to be held in connection with the Asset Sale. If the credit bid is successful, the Company will enter into an asset purchase agreement with NewCo pursuant to which, subject to receipt of regulatory approvals and other closing conditions, the assets subject to the Asset Sale would be transferred to NewCo in consideration for an assumption by NewCo of certain specified liabilities of the Company and a discharge of all or a majority of the Senior Secured Notes. Certain parties have also agreed to provide NewCo with up to approximately $62 million in financing, the proceeds of which will be used to refinance the Star Buds seller notes, pay transaction expenses and provide NewCo with working capital.

Any remaining assets of the Company not purchased in the Asset Sale would be subject to a wind down, and the remaining liabilities of, and equity interests in, the Company will receive the net proceeds (if any) from the wind down proceedings in accordance with their relative priorities under applicable law.

Further information about the RSA and the contemplated transactions is included in a Current Report on Form 8-K being filed today by the Company with the U.S. Securities and Exchange Commission (“SEC”).

"Today's announcement represents a pivotal milestone in our journey to build a stronger, more agile organization," said Forrest Hoffmaster, Schwazze Chief Executive Officer. "This structure positions us to deliver exceptional value to our customers, employees, and partners. Vireo's support and commitment demonstrates strong confidence in our management team's strategic vision and our ability to capitalize on market consolidation opportunities. We are excited about the path forward and the significant potential this partnership creates."

Completion of the transactions contemplated by the RSA are subject to certain conditions, including regulatory approval where applicable.

The Company is represented by Polsinelli PC as its legal counsel, and Oppenheimer & Co. Inc., as its financial advisor.

Contact:

Mark Joachim (mjoachim@polsinelli.com)

Bruce Buchanan (Bruce.Buchanan@opco.com)

About Schwazze

Schwazze (OTC: SHWZ) (Cboe CA: SHWZ) is a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale.

Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector.

Medicine Man Technologies, Inc. was Schwazze's former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth. To learn more about Schwazze, visit https://schwazze.com/.

Forward-Looking Statements and Information

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of applicable securities laws. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “could,” “would,” “shall,” “will,” “seeks,” “targets,” “future,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements, including statements regarding the anticipated benefits of the transactions contemplated by the RSA and other statements that are not historical facts. The description of the RSA and the transactions contemplated therein contain forward-looking statements. There are several risks, uncertainties, and other important factors, many of which are beyond the Company’s control, that could cause its actual results to differ materially from the forward-looking statements, including risks involved with the adverse impact of the transactions contemplated by the RSA on the Company’s business, financial condition, and results of operations; the Company’s ability to successfully consummate the transactions contemplated by the RSA, including ultimately satisfying the conditions and RSA Milestones set forth therein; the Company’s ability to make the required payments under the agreements governing its current debt obligations; the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties as a result of the transactions contemplated by the RSA; the effects of the transactions contemplated by the RSA on the Company and the interests of various constituents; risks and uncertainties associated with the transactions contemplated by the RSA, some of which are beyond the Company’s control; subject to the successful outcome of the transactions contemplated by the RSA, the nature, cost, impact and outcome of pending and future litigation, other legal or regulatory proceedings, or governmental investigations and actions; as well as the other risks described in the “Risk Factors” section of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents filed from time to time with the SEC by the Company. The transactions contemplated by the RSA remain subject to material conditions, including negotiation of definitive agreements satisfactory to all parties thereto and satisfaction of all conditions thereto, and there can be no assurance that the Company will be successful in completing the transactions contemplated by the RSA or any other similar transaction on the terms described herein, on different terms, or at all.  This news release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy the securities referred to herein.